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                                                                   June 30, 1998



Transocean Offshore Inc.
4 Greenway Plaza
Houston, TX  77046

Ladies and Gentlemen:

     At your request, this opinion of counsel is being furnished to you for filing as Exhibit 5 to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Transocean Offshore Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance of up to 200,000 additional shares of the Company's common stock, par value $.01 per share (the "Shares"), issuable by the Company pursuant to the Company's Long-Term Incentive Plan (as amended and restated effective March 12, 1998 (the "Plan")). Such Shares are in addition to those issuable pursuant to the Plan prior to such amendment and restatement.

     I have examined the Restated Certificate of Incorporation and By-Laws of the Company and the originals, or copies certified or otherwise identified, of the Plan, corporate records of the Company, including minute books of the Company as furnished to me by the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions I have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

     Based upon my examination as aforesaid, I am of the opinion that the Shares, when issued and sold pursuant to the provisions of the Plan for the consideration fixed pursuant thereto, will be duly authorized, validly issued, fully paid and nonassessable.

     This opinion is limited to the corporate law of the State of Delaware and the applicable federal laws of the United States.

     I hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

                               Very truly yours,

                               /s/ Eric B. Brown

                               Eric B. Brown